Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES CAPITAL COST UPDATE AND LETTER OF INTENT TO PROVIDE ADDITIONAL CAPITAL

LAKEWOOD, COLORADO — On July 31, 2012, General Moly (the “Company”) (NYSE MKT and TSX: GMO) announced an update to the Mt. Hope Project’s capital cost estimate, which has increased by $130 million or 11% in total.  In addition, the Company has entered into a non-binding letter of intent with Hanlong (USA) Mining (“Hanlong”) to provide additional capital to the Mt. Hope Project, which is anticipated to meet the incremental project funding requirements.

MT. HOPE PROJECT CAPITAL ESTIMATE

The Company has completed its review of capital cost requirements for the Mt. Hope Project based on current major equipment, labor, and material pricing and further engineering definition.  The project capital was also updated for currently known permitting and regulatory requirements and includes the schedule impacts of permitting delays since the previous September 2008 feasibility study update, which was reconfirmed in November, 2009.  The Mt. Hope Project has not materially changed in scope and is currently designed at 60% engineering completion with solid scope definition. Over this 4 year period, the overall capital requirement estimate now totals $1,284 million of which $197 million has already been spent.  General Moly’s 80% share of the increase is $104 million.

The largest affected category of the estimate is owners’ cost which increased 48% or $82 million, driven primarily by schedule delays largely attributed to an extended permitting timeline, as well as increased actual and forecasted permitting costs, driven by additional permitting requirements.  The mining equipment category increased by 12%. Over 70% of the initial mining fleet is now committed with firm pricing, under purchase agreements.

Construction, materials and plant facility costs are now estimated to be $582 million, an increase of 11% or $59 million over the previous estimate, driven primarily by construction labor costs and the pricing for specialized process equipment, although we have benefited from our strategically placed equipment orders for primarily crushing and grinding equipment in 2007 and 2008 resulting in lower pricing than currently available.

Before bonding and pre-paid items the capital cost estimate increased by $176 million or 17%.  The reclamation bonding requirement grew by $10 million to a forecasted $75 million, representing a 15% increase, offset by an estimate that $56 million of the bonding requirement can now be funded through a surety arrangement, based on advanced discussions with surety providers.

The anticipated capital requirements for the Mt. Hope Project are divided into cost categories in the following table:

Mt. Hope Project Capital Requirements

	Millions $US
		2012
	2009	Revised
Category	Estimate	Estimate
Mining equipment	$134	$150
Construction, materials & plant facilities	523	582
Owners cost, pre-stripping, camp	169	251
Taxes, freight, commissioning spares	68	74
Equipment Suspension costs	-	11
EPCM	59	71
Contingency	86	76
Total Capital	1,039	1,215
Bonding and pre-paid items	115	69
Total Capital Requirement	$1,154	$1,284

FINANCING PLAN UPDATE

The Company also announced that it has entered into a non-binding letter of intent (LOI) with Hanlong to provide or arrange up to $125 million in subordinated debt to supplement a previously announced $665 million Chinese sourced term loan that is being negotiated with China Development Bank (CDB).  The terms of this LOI with Hanlong include the initial availability of $75 million (Tranche A) during the Mt. Hope Project’s construction period.  An additional $50 million (Tranche B) becomes available for the 6 month period post construction.  The $125 million facility can be reduced to the extent equipment is leased.  Consideration to Hanlong will include a fee of $ 6.25 million, payable upon closing of the CDB term loan, plus warrants with a 2.5 year maturity to purchase ten million shares of common stock.  The warrants will be priced at a 15% premium to the 10 day volume weighted average price (VWAP) before the signing of a definitive loan agreement.  Both Tranche A & B, if drawn, will mature in 5 years from the Mt. Hope Project’s achievement of commercial production and will have mandatory prepayments of 50% of the Company’s free cash flow, after the senior CDB term loan’s debt service.

The Hanlong facility will be subordinated to the CDB term loan, with similar covenants to the CDB facility, and will have an interest rate of LIBOR +4%.

As announced on February 16, 2012, CDB has confirmed the basic terms underlying a proposed $665 million term loan to finance the Mt. Hope Project, including a CDB intention to lend $399 million and arrange a consortium of Chinese and international banks to fund the remaining balance.  The term loan is anticipated to carry a maturity of 12 years including a 30 month grace period to allow for the construction of the Mt. Hope Project.  The interest rate will remain subject to market conditions and Chinese government policy until loan documentation is completed later this year.  The Company and Hanlong are continuing to work with CDB with a target of having the term loan completed, approved and available to the Company shortly after receipt of the Mt. Hope Project’s operating permits.

Once the CDB term loan is in place and required permits are received, the Company intends to close on Hanlong’s Tranche 2 equity purchase for $40 million, bringing Hanlong’s share position in the Company to 25% on a fully-diluted basis prior to the warrants referred to above.

When final permits are received, POS-Minerals Corporation (a 20% owner of the Mt. Hope Project) is anticipated to fund its final $56 million initial contribution, plus 20% of all costs the Company has spent on the Mt. Hope Project to date.  The Company estimates this combined payment will be approximately $100 million.  Thereafter, the Mt. Hope Project will be funded 80% by the Company and 20% by POS-Minerals Corporation.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “I am very pleased that the Mt. Hope Project has not seen the type of extraordinary escalation in its capital estimate as other projects have recently realized.  Although an 11% increase is not an insignificant amount, we have benefited by the advanced engineering and scope definition for the Mt. Hope Project, and the fact that the 2008 estimate was completed pre-financial crisis, along with the previously purchased or contracted major long lead items that have not been subject to significant price escalation.

“We will continue to review our capital estimate as we approach construction which remains on track following receipt of the final permits anticipated by the end of the year.”  Hansen continued, “General Moly continues to receive tremendous support from Hanlong in funding the project, and we look forward to closing this facility with Hanlong and completing the senior loan with China Development Bank.”

* * * *

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Dave Chaput	(303) 928-8591	info@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong equity purchase transaction is subject to a number of conditions precedent that may not be fulfilled.  The bank financing and subordinated loans are subject to final negotiation and satisfaction of conditions precedent.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.